EXHIBIT 1(A)







                              CERTIFICATE OF TRUST

                                       of
                                    ProFunds

This Certificate of Trust, a business trust to be registered under the Investment Company Act of 1940, is filed in accordance with the provisions of the Delaware Business Trust Act (12 Del. C Section 3801 et seq.) and sets forth the following:


    1.   The name of the trust is:

          ProFunds

     2. As required by 12 Del. C. Section 2807 and 3810 (a)(1)b, the ProFunds business address of the registered office of the Trust and of the registered agent of the Trust for service of process is: The Corporation Trust Company
            1209 Orange Street
            Wilmington, DE  19801

    3.   This certificate shall be effective upon filing.

    4. Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

This certificate is executed this 16th day of April, 1997 in Chevy Chase, Maryland, upon the penalties of perjury and constitutes the oath or affirmation that the facts seated above are true to the undersigned trustees' belief or knowledge.



/s/ Michael L. Sapir
--------------------
Michael L. Sapir



/s/ Louis M. Mayberg
--------------------
Louis M. Mayberg